Exhibit 32.2

Knight Fuller Terminates Defunct Limited Partnership

BEVERLY HILLS, California.--(BUSINESS WIRE)—August 9, 2005—Knight Fuller, Inc. (OTCBB:KNTF) announced in a current report filed with the SEC today that its board of directors has decided not to proceed with the proposed merger of the defunct limited partnership, KF Properties, L.P., which would have eliminated the limited partnership in the merger. Instead the board, with the consent of the majority limited partner, has dissolved the limited partnership and cancelled its certificate of limited partnership.

“The board originally planned to do the merger to terminate the status of the limited partnership,” said Stephen Hallock, Chief Financial Officer.  “The partnership has no assets, no liabilities, and no business, so it serves no corporate purpose to continue it in existence,” he added.  The move to terminate the partnership was made due to mounting costs associated with the planned merger.

About Knight Fuller, Inc.

Knight Fuller, Inc., through its subsidiary, PayCell, Inc. and its subsidiary, CreditPipe (Pty) Ltd., is engaged in the business of providing mobile credit card and check payment solutions to merchants on the African continent, providing them with the means to accept credit card payments through cellular telephones and through the Internet, as well as ready made Internet e-commerce sites and other web services.

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Knight Fuller, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

SOURCE: Knight Fuller, Inc.  Contact Stephen Hallock at 818-762-1318 or company counsel, Kenneth Eade, at 310-275-3055.